International Monetary Systems
Announces Delay of Reverse Stock Split

Administrative Requirements Change Previously Announced Date

New Berlin, WI. – July 17, 2009  — International Monetary Systems, Ltd. (OTCBB: INLM), a worldwide leader in business-to-business barter services announced today that administrative requirements have changed the effective trading date previously announced regarding the reverse stock split of INLM outstanding common stock.

The Company had previously announced that a reverse stock split of IMS outstanding common stock in a ratio of 1 for 6, authorized by the Board of Directors on June 17, 2009, would be effective with the open of trading on July 17, 2009. However, because of administrative delays, for purposes of trading on the OTC Bulletin Board, the reverse split will not be effective until a later date. The Company will announce a new effective trading date when these administrative matters are completed. Until that time, the company’s common stock, INLM, will continue to be listed on the over-the-counter bulletin board (OTCBB) and will continue trading as usual.

Please refer to the earlier press release and associated 8-K filing for further information regarding the reverse stock split.

About International Monetary Systems

Founded in 1985, International Monetary Systems (IMS) serves 18,000 members representing 23,000 cardholders in 50 North American markets. Based in New Berlin, Wisconsin, and managed by seasoned industry veterans, IMS is one of the largest publicly traded barter companies in the world and is continually expanding its network by adding exchange locations. The company's proprietary transaction clearing software enables businesses and individuals to trade goods and services online using an electronic currency known as trade dollars. The IMS network allows companies to create cost savings and connect to new customers by incorporating barter opportunities in their business models. Further information can be obtained at the company's Web site at: www.imsbarter.com.

Contact:
International Monetary Systems, Ltd., New Berlin, WI
Krista Vardabash, (888) 783-4636, ext. 19
go-ims@imsbarter.com